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                                  Exhibit 4(i)
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                                 [SAFECO LOGO]


                                                   FIRST SAFECO NATIONAL LIFE
                                                   INSURANCE COMPANY OF NEW YORK
                                                   6700 OLD COLLAMER ROAD
                                                   EAST SYRACUSE, NEW YORK 13057

                      INDIVIDUAL VARIABLE ANNUITY CONTRACT

First SAFECO National Life Insurance Company of New York, a stock company with its Home Office in East Syracuse, New York, (hereafter called First SAFECO), in consideration of the payment of the Purchase Payments and Annuity Premiums as provided herein, agrees to provide an Annuity and other benefits in accordance with the Contract provisions.



                        10-DAY RIGHT TO EXAMINE CONTRACT

WITHIN TEN DAYS OF THE DATE OF RECEIPT OF THIS CONTRACT BY THE OWNER, IT MAY BE RETURNED BY DELIVERING OR MAILING IT TO FIRST SAFECO OR TO THE AGENT THROUGH WHOM IT WAS PURCHASED. WHEN THIS CONTRACT IS RECEIVED BY FIRST SAFECO, IT WILL BE VOIDED AS IF IT HAD NEVER BEEN IN FORCE, AND FIRST SAFECO WILL REFUND THE GREATER OF PURCHASE PAYMENTS OR THE CONTRACT VALUE. FIRST SAFECO ALSO RESERVES THE RIGHT TO ALLOCATE ALL PAYMENTS TO THE MONEY MARKET SUB-ACCOUNT UNTIL THE EXPIRATION OF 15 DAYS FROM THE DATE THE FIRST PURCHASE PAYMENT IS RECEIVED.


Signed for the Company

/s/ R. A. Pierson                           /s/ R. E. Zunker
R.A. Pierson                                R.E. Zunker
Sr. Vice President and Secretary            President

                               BRIEF DESCRIPTION

Individual Variable Annuity, Flexible Premium Deferred Annuity,
Non-Participating, Monthly Income at Annuity Date, Cash Value Payable at Death of Owner before Annuity Date.

VALUES PROVIDED BY THIS CONTRACT THAT ARE HELD IN THE SEPARATE ACCOUNT ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT AND ARE, THEREFORE, VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE SECTION D OF YOUR CONTRACT FOR DETAILS REGARDING THE SEPARATE ACCOUNT PROVISIONS.

The smallest annual rate of investment return which would have to be earned on the assets of the Separate Account so that the dollar amount of Variable Annuity payments will not decrease is 3%.

                                  (R) Registered trademark of SAFECO Corporation


LPC-616/NY  6/96
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                                     INDEX

SECTION A: DEFINITIONS ........................................................  1
   Annuitant ..................................................................  1
   Annuity Date ...............................................................  1
   Owner ......................................................................  1

SECTION B: GENERAL PROVISIONS .................................................  2
   Contract ...................................................................  2
   Contract Amendments ........................................................  2
   Communications .............................................................  2
   Annual Report ..............................................................  2
   Misstatement of Age or Sex .................................................  2
   Evidence of Survival .......................................................  2
   Beneficiary Designation ....................................................  2
   Change of Beneficiary ......................................................  3
   Assignment .................................................................  3
   Termination of Contract ....................................................  3

SECTION C: PURCHASE PAYMENTS ..................................................  3
   Place and Form of Payment ..................................................  3
   Purchase Payments ..........................................................  3
   Change in Purchase Payments ................................................  3
   Allocation of Purchase Payment..............................................  3
   Application of Purchase Payments to Eligible Investments ...................  3

SECTION D: SEPARATE ACCOUNT PROVISIONS ........................................  4
   The Separate Account .......................................................  4
   Non-Participation in Surplus ...............................................  4
   Value of Accumulation Units ................................................  4
   Net Investment Factor ......................................................  4

SECTION E: ANNUITY OPTIONS AND DEATH BENEFITS .................................  5
   Selection and Change of Annuity Option .....................................  5
   Payment of Benefits ........................................................  5
   State Required Minimum Benefits ............................................  5
   Frequency and Amount of Annuity Payments ...................................  5
   Death of Annuitant .........................................................  5
   Death of Owner Prior to Annuity Date .......................................  6
   Death of Owner After Annuity Date ..........................................  7
   Annuity Options from the Separate Account ..................................  7
   Automatic Option from the Separate Account .................................  8
   Annuity Unit ...............................................................  8
   Variable Annuity Payment Calculation .......................................  8
   Mortality and Expense Risk Premium Guarantee ...............................  8

SECTION F: WITHDRAWALS AND TRANSFERS ..........................................  8
   Minimum Withdrawal .........................................................  8
   Minimum Transfer ...........................................................  8
   Systematic Withdrawal ......................................................  8
   Deferral of Withdrawal Payment .............................................  9
   Investment Related Transfer Programs .......................................  9

SECTION G: CHARGES AND DEDUCTIONS ............................................. 10
   Deduction for Annual Administration Maintenance Charge ..................... 10
   Deduction for Asset Related Administration Charge .......................... 10
   Deduction for Contingent Deferred Sales Charge ............................. 10
   Deduction for Withdrawal Charge ............................................ 11
   Deduction for Transfer Charge .............................................. 11
   Deduction for Mortality and Expense Risk Premium ........................... 11
   Taxes ...................................................................... 11

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
SECTION H: ANNUITY PURCHASE RATE TABLE ........................................ 12
   Mortality Tables Used ...................................................... 12
   Variable Annuity Purchase Rate Table ....................................... 12

SECTION I: FIXED ACCOUNT PROVISIONS ........................................... 13
   Fixed Account Allocations .................................................. 13
   Interest Crediting ......................................................... 13
   Guaranteed Interest Rate ................................................... 14
   Annuity Options ............................................................ 14
   Mortality Tables Used ...................................................... 15
   Minimum Balance After Withdrawal ........................................... 18
   Minimum Transfer ........................................................... 18
   Transfers .................................................................. 18
   Deferral of Withdrawal Payment ............................................. 18

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SECTION A: DEFINITIONS

A1 Accumulation Unit: An accounting unit of measure used to calculate the value of a Sub-Account prior to the Annuity Date.

A2 Annuitant: The natural person on whose life Annuity payments are payable in accordance with this Contract. This Contract will not be issued if the Annuitant is 76 years of age or older on the Contract Date.

A3 Annuity: Any series of payments starting on the Annuity Date, payable in accordance with this Contract.

A4 Annuity Date: The date selected by the Owner for commencing Annuity payments under this Contract. Separate dates may be selected by the Owner for commencing variable Annuity payments and fixed Annuity payments. The day of the month on which the payments will be made will be determined by First SAFECO. The Annuity Date cannot be later than the date the Annuitant attains age 85.

A5 Annuity Unit: An accounting unit of measure used to calculate Annuity payments after the Annuity Date.

A6 Beneficiary: The person or persons entitled to receive benefits under this Contract upon the death of the Owner.

A7 Co-Annuitant is the individual specified by the Owner to receive annuity payments after the death of the Annuitant under the Joint and Survivor Annuity Option as described in Section E8(c) and Section I5(c).

A8 Contract: This Individual Variable Annuity Contract by and between First SAFECO and the Owner.

A9   Contract Anniversary: Any anniversary of the Contract Date.


A10 Contract Date: The earlier of the date on which the initial Net Purchase Payment is allocated to the Separate Account or the initial Net Purchase Payment is allocated to the Fixed Account, as shown on the Contract Data Page.

A11 Contract Value: The sum of the Owner's interest in the Sub-Accounts of the Separate Account and the Fixed Account. Fixed Account Contract Value refers to that portion of the Contract Value held in the Fixed Account.

A12 Contract Year: The twelve-month period which commences on the Contract Date and each succeeding twelve-month period thereafter.

A13  Eight-Year Contract Anniversary: Each eighth Contract Year.

A14 Eligible Investments: An investment entity shown on the Contract Data Page, including the Fixed Account.

A15  First SAFECO: First SAFECO National Life Insurance Company of New York.

A16  Net Purchase Payment: Purchase Payment less premium taxes.

A17 Net Surrender Value: The value of the Owner's interest after deduction of applicable Contingent Deferred Sales Charge from the Contract Value.

A18 Owner: The person or persons named in the Application who has all rights under this Contract. Joint Owners are allowed only if the joint Owners are spouses. Each joint Owner shall have equal ownership rights and must jointly exercise those rights. On the date the Application is signed, the Owner must not be older than age 75 (if joint Owners, neither may be older than 75).

A19 Programs: Programs are features whereby an Owner may elect to have Purchase Payments, Contract Value or appreciation under the Contract allocated, transferred, withdrawn or otherwise designated pursuant to requirements and procedures described in the then current prospectus or registration statement for the Contract under the Securities Act of 1933, as amended.

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A20  Purchase Payments: Payments made to purchase Accumulation Units or payments allocated to the Fixed Account as provided in Section I1.

A21 Separate Account: The separate investment account of First SAFECO, as shown on the Contract Data Page.

A22 Sub-Account: A segment of the Separate Account, as shown on the Contract Data Page.

A23 Transfer: The redemption of units from a Sub-Account(s) and the purchase of units of another Sub-Account(s), and the transfer of Contract Value to or from the Fixed Account from or to the Sub-Account(s).

A24 Withdrawal: Withdrawal is any removal of funds from the Contract, including Contract charges and deductions.

SECTION B: GENERAL PROVISIONS

B1 Contract: The entire contract between First SAFECO and the Owner consists of this Contract, any Riders or Endorsements, and the Application, a copy of which is attached to the Contract.

B2 Contract Amendments: The terms and conditions of this Contract may be amended by written agreement between First SAFECO and the Owner by written endorsement or amendment. All agreements made by First SAFECO will be signed by the President or one of the Vice Presidents. No other person has power on behalf of First SAFECO to amend or modify this Contract, extend any due date, or waive any proof required by this Contract.

     First SAFECO may unilaterally amend the provisions of this Contract as required to conform to any state or Federal law which affects this Contract. Such amendment will be subject to the approval of the Insurance Department of the state where the Contract is delivered.

B3 Communications: All communications to First SAFECO shall be made to the office of First SAFECO shown on the Contract Data Page.

B4 Essential Data: The Owner shall furnish to First SAFECO any information necessary for the administration of this Contract.

B5 Annual Report: First SAFECO will provide the Owner with an annual calendar year report showing the Contract Value and Net Surrender Value, and any other information required by law. Reports will be sent to the last known address of the Owner.

B6 Misstatement of Age or Sex: First SAFECO may require proof of the age of the Annuitant before making any Life Annuity payment provided for by this Contract. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Contract Value would have provided at the correct age or sex.

     Once Annuity payments have begun, any underpayment will be made up in one sum with the next Annuity payment, with interest of 6%. Any overpayment will be deducted from future Annuity payments until the total is repaid, with interest of 6%.

B7 Evidence of Survival: If any benefits under this Contract are contingent upon the Annuitant being alive on a given date, First SAFECO may require evidence satisfactory to First SAFECO that such condition continues to be met.

B8 Beneficiary Designation: The Owner may designate a Beneficiary in the Application to receive any proceeds payable due to the death of the Owner. Unless the Owner provides otherwise, the death benefit will be paid in equal shares to all surviving primary Beneficiaries. If the Owner has not provided otherwise and there are no surviving primary Beneficiaries, the death benefit will be paid in equal shares to all surviving contingent Beneficiaries. If the Owner has not provided otherwise and there are no surviving primary or contingent Beneficiaries, the death benefit will be paid to the estate of the Owner.

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B9   Change of Beneficiary: If the Owner has made an irrevocable Beneficiary designation, no change of Beneficiary is permitted. If the Owner has not made an irrevocable Beneficiary designation, the Owner may file a signed request with First SAFECO to change the Beneficiary designation. The change of Beneficiary, upon recording by First SAFECO at its Home Office, will be effective as of the date the Owner signs the Beneficiary designation change request. First SAFECO shall not be liable for any payments made or other action taken by First SAFECO before the change in Beneficiary was recorded by First SAFECO at its Home Office. A recorded change of Beneficiary will revoke any prior Beneficiary designations. First SAFECO will pay any death proceeds to the most recently recorded Beneficiary.

B10 Contract Settlement: Unless otherwise designated in writing by First SAFECO, all sums payable under this Contract are payable at First SAFECO's Home Office. This contract must be returned to First SAFECO upon any settlement.

B11 Assignment: To the extent permitted by law, this Contract and the benefits or payments under this Contract are assignable or otherwise transferrable. This Contract may be assigned for purposes of an Internal Revenue Code
     Section 1035 exchange.

B12 Termination of Contract: All benefit provisions under this Contract continue in force until the Contract Value is completely Withdrawn. Discontinuance of Purchase Payments will not result in termination of the Contract.

     This Contract will terminate and cease to be of any further force or effect at the close of the first day upon which First SAFECO has completed all of the duties and obligations which have arisen under this Contract.

SECTION C: PURCHASE PAYMENTS

C1 Place and Form of Payment: All payments to First SAFECO under this Contract shall be payable at the office of First SAFECO as shown on the Contract Data Page.

     All amounts to be paid under this Contract, whether payable to First SAFECO or by First SAFECO, shall be paid in lawful money of the United States of America.

C2 Purchase Payments: The initial Purchase Payment is due on the Contract Date. The minimum initial and subsequent Purchase Payments are shown on the Contract Data Page. First SAFECO reserves the right to reject any Application, Purchase Payment that does not meet the minimum payment shown on the Contract Data Page, any Applications by an Owner or Annuitant who is ineligible for this Contract, and any incomplete Applications.

C3 Change in Purchase Payments: Subject to the minimum shown on the Contract Data Page, the Owner may increase or decrease or change the frequency of subsequent Purchase Payments.

C4 Allocation of Purchase Payments: The allocation of the initial Purchase Payment is elected by the Owner on the Application. Unless the Owner elects otherwise, subsequent Purchase Payments are allocated in the same manner as the initial Purchase Payment. Allocation of the Purchase Payments is subject to the terms and conditions imposed by First SAFECO.

C5 Application of Purchase Payments to Eligible Investments: Purchase Payments applied to the Separate Account are allocated to a Sub-Account of the Separate Account.

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SECTION D: SEPARATE ACCOUNT PROVISIONS

D1 The Separate Account:First SAFECO has established a Separate Account, subject to the laws of the State of New York, for this and other similar Contracts. A portion of First SAFECO's assets has been allocated to the Separate Account for this and other similar Contracts. The assets of the Separate Account are the property of First SAFECO and are not chargeable with liabilities arising out of any other business First SAFECO may conduct. The investments of the Separate Account will be valued at their fair market value in accordance with the procedures approved by the Board of Directors of First SAFECO and the Separate Account committee.

     The Separate Account is divided into Sub-Accounts with the assets of each Sub-Account invested as set forth on the Contract Data Page.

     The assets of the Sub-Accounts are allocated to the Eligible Investments and the portfolios, if any, within Eligible Investments shown on the Contract Data Page. First SAFECO may, from time to time, add Eligible Investments or portfolios, or remove Eligible Investments or portfolios. If the shares of any Eligible Investment or portfolio within an Eligible Investment become unavailable for investment by the Separate Account, or First SAFECO's Board of Directors deems further investment in these shares inappropriate, First SAFECO may substitute shares of another Eligible Investment or portfolio for shares already purchased under this Contract. Any material change requiring a change to the plan of operation of the Separate Account or to this Contract is subject to appropriate regulatory approval.

D2 Non-Participation in Surplus: The Variable Annuity portion of this Contract will not share in any distribution of profits, losses, or surplus of First SAFECO.

D3 Valuation Dates and Periods: A Valuation Date is each day the New York Stock Exchange is open for business. A Valuation Period is the period commencing at the close of business on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

D4 Value of Accumulation Units: Each Purchase Payment is allocated to a Sub-Account and is converted into Accumulation Units. The number of Accumulation Units in a Sub-Account credited to this Contract is determined by dividing each Net Purchase Payment by the value of an Accumulation Unit for that Sub-Account. Accumulation Units for each Sub-Account are valued separately. The Accumulation Unit value for each Sub-Account was arbitrarily set at $10 when the Sub-Account was established. The Accumulation Unit value for any later Valuation Period is determined by multiplying the Accumulation Unit value for the Sub-Account, as of the immediately preceding Valuation Period, by the Net Investment Factor for the current Valuation Period.

D5 Net Investment Factor: The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (a) by (b) and subtracting
     (c) and (d) from the result, where:

     (a) is the net result of:

         (i) The net asset value per share of the portfolio set out on the Contract Data Page as the investment of the Sub-Account, determined as of the current Valuation Period, plus

         (ii) The per share amount of any dividend or capital-gain distribution made by the portfolio if the "ex-dividend" date occurs during the current Valuation Period, plus or minus

         (iii) A per share credit or charge, which is determined by First SAFECO, for changes in tax reserves resulting from investment operations of the Sub-Account.

     (b) is the net result of:

         (i) The net asset value per share of the portfolio determined as of the immediately preceding Valuation Period, plus or minus

         (ii) The per share credit or charge for any changes in tax reserves for the immediately preceding Valuation Period.

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     (c) is the percentage factor equal to the Mortality and Expense Risk
         Premium. Such factor is equal on an annual basis to a percentage of the daily net asset value of the Sub-Account, as shown on the Contract Data Page.

     (d) is the percentage factor equal to the Asset Related Administration Charge. Such factor is equal on an annual basis to a percentage of the daily net asset value of the Sub-Account, as shown on the Contract Data Page.

The Net Investment Factor may be greater or less than one. Therefore, the Accumulation Unit value may increase or decrease.

SECTION E: ANNUITY OPTIONS AND DEATH BENEFITS

E1 Selection and Change of Annuity Option: The Owner may select or change the Annuity Option or Annuity Date by written notification to First SAFECO at its Home Office. In order to be effective, the written notification must be received by First SAFECO prior to any Annuity Date previously selected.

E2 Payment of Benefits: Subject to the provisions of this Contract, First SAFECO will, upon the written direction of the Owner, issue an Annuity or make a cash distribution to any person who is entitled to such benefits.

     First SAFECO shall not be obligated to issue an Annuity or to make a cash distribution until it receives written direction from the Owner containing the terms and conditions of the Annuity or cash distribution.

     First SAFECO may rely on the written direction of the Owner and shall not be liable, except where First SAFECO has acted in a negligent manner or has failed to exercise reasonable or prudent care, for any failure to question or challenge such direction regarding the issuance of an Annuity or payment of a cash distribution.

E3 State Required Minimum Benefits: The death benefit, the surrender value, and the Annuity Options under this Contract will not be less than the minimum benefits required by any statute of the state in which this Contract is delivered.

E4 Frequency and Amount of Annuity Payments: Except as described below, Annuity payments will be paid monthly. If the net amount available to apply under any Annuity Option is less than $2,000, First SAFECO shall have the right to pay such amount in a lump sum cash distribution.

     (a) (i) If monthly Annuity payments described in Section E8(a), E8(b), E8(c), I5(a), I5(b), or I5(c) would be or become less than $50, First SAFECO shall have the right to change the frequency of payments to such intervals as will result in payments of at least $50.

         (ii) If monthly Annuity payments described in Section E8(d) or I5(d) would be or become less than $250, First SAFECO shall have the right to change the frequency of payments to such intervals as will result in payments of at least $250.

     (b) If any Annuity payment reduces the Contract Value to an amount less than $500 on the effective date of such payment, the Contract shall be surrendered and shall be subject to any applicable Contingent Deferred Sales Charge.

E5   Death of Annuitant:

     (a) If the Annuitant dies before an Annuity Option has commenced, the Owner must designate a new Annuitant. If no designation is made within 30 days of notification to First SAFECO of the death of the Annuitant, the Owner will become the Annuitant.

     (b) If the Contract is owned by a non-natural person, the death of the Annuitant will be treated as the death of the Owner.

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E6   Death of Owner Prior to Annuity Date:

     (a) The Minimum Guaranteed Death Benefit: The initial Minimum Guaranteed Death Benefit shall be equal to the initial Net Purchase Payment. Additional Net Purchase Payments are added to the Minimum Guaranteed Death Benefit. The Minimum Guaranteed Death Benefit will be adjusted after any Withdrawal by multiplying it by the ratio of the Contract Value after the Withdrawal to the Contract Value before the Withdrawal. The Minimum Guaranteed Death Benefit shall be redetermined on each Eight Year Contract Anniversary by taking the greater of the Contract Value on that Eight Year Contract Anniversary or the previous Minimum Guaranteed Death Benefit. The Minimum Guaranteed Death Benefit shall subsequently be increased for additional Net Purchase Payments and adjusted after any Withdrawals in the same manner as the initial Minimum Guaranteed Death Benefit is adjusted. After the Owner's death, the Minimum Guaranteed Death Benefit will be reduced dollar for dollar by any Withdrawals.

     (b) Death Benefit Options: Upon the death of the Owner prior to the Annuity Date, the Beneficiary may elect an Annuity Option or to receive a single lump sum payment.

     (c) Death Benefit (Prior to age 72)

         If the Owner dies prior to age 72 and before an Annuity Option has commenced, and provided that the Beneficiary provides due proof of death in a form satisfactory to First SAFECO and has elected a Death Benefit Option within six (6) months of the date of death, the amount of the Death Benefit will be the greater of:

         (i) the Contract Value on the date of election of a Death Benefit Option by the Beneficiary; or

         (ii) the Minimum Guaranteed Death Benefit.

     (d) Death Benefit (On or After age 72)

         If the Owner dies on or after age 72 and before a Settlement Option has commenced, and provided that the Beneficiary provides due proof of death in a form satisfactory to First SAFECO and has elected a Death Benefit Option within six (6) months of the date of death, the amount of the Death Benefit will be the greater of:

         (i) the Contract Value on the date of election of a Death Benefit Option by the Beneficiary; or

         (ii) the Minimum Guaranteed Death Benefit established on the last Eight Year Contract Anniversary preceding the Owner's 72nd birthday, adjusted for any Net Purchase Payments received or Withdrawals taken since that Eight Year Contract Anniversary.

     (e) Death Benefit (Death notification or Death Benefit Option election more than Six Months after Date of Death)

         If notification of death or election of a Death Benefit Option occurs after the six month anniversary of the date of death, the death benefit will be the Contract Value on the date of election of a Death Benefit Option determined as follows: the Contract Value calculated as of the six month anniversary of the date of death will be compared with the Minimum Guaranteed Death Benefit calculated immediately prior to the six month anniversary of the date of death to determine if additional funds are required to be added by First SAFECO to equal such Minimum Guaranteed Death Benefit. First SAFECO will supplement any deficiency in Contract Value, such that Contract Value will equal the Minimum Guaranteed Death Benefit. Thereafter, until the date of election of a Death Benefit Option, the Contract Value attributable to First SAFECO's contribution will be guaranteed and interest paid thereon at prevailing money market rates; the portion of Contract Value existing on the six month anniversary of the date of death will be subject to adjustment reflecting the investment experience for the period from the six-month anniversary to the date of election of a Death Benefit Option. In addition, the amount of the death benefit will be reduced dollar for dollar by any Withdrawal after the Owner's death.

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     (f) Election Period: The election of an Annuity Option or other form of payment must be made by the Beneficiary during the 60-day period commencing with the date of receipt by First SAFECO of notification of the Owner's death. If no election is made within the 60-day period, then a single sum payment will be made to the Beneficiary.

     (g) The Death Benefit must be distributed:

         (i) By the fifth anniversary of the Owner's death; or

         (ii) Over a designated Beneficiary's life or over a period not extending beyond the Beneficiary's life expectancy, in equal or substantially equal payments, with payments beginning within one year of the death of the Owner.

     (h) If the Beneficiary is the spouse of the Owner, the Contract may be continued by the spouse, and the spouse will become the Owner.

     (i) Joint Owners:

         (i) The Minimum Guaranteed Death Benefit will only be payable on the death of the older joint Owner. Upon the death of the older joint Owner, if the Contract is continued, no Minimum Guaranteed Death Benefit applies for the remaining duration of the Contract.

         (ii) Upon the death of a joint Owner, the surviving Owner shall be the designated Beneficiary. Any other named Beneficiary shall be a contingent Beneficiary.

         (iii) Upon the death of a joint Owner, the surviving Owner may elect an Annuity Option or a lump sum payment, or may elect to continue the Contract.

E7 Death of Owner After Annuity Date: If the Owner dies on or after an Annuity Option has commenced and if applicable, any remaining payments must continue at least as rapidly as under the method of distribution in effect prior to the Owner's death.

E8 Annuity Options from the Separate Account: An Annuity may be issued in any of the forms described below, or such other forms which First SAFECO agrees to issue under this Contract. The Annuitant will become the Owner on commencement of an Annuity Option.

     (a) Variable Life Annuity: Monthly payments are made to the Annuitant commencing on the Annuity Date, if he or she is then living, and the last payment is that payment due immediately on or before the Annuitant's death. No death benefit is payable under this option.

     (b) Variable Life Annuity with 120 or 240 Monthly Payments Guaranteed:
         Monthly payments are made to the Annuitant commencing on the Annuity Date. If at the death of the Annuitant the guaranteed number of payments has not been received by the Annuitant, payments will be made to the Beneficiary for the remainder of the guarantee period. The Beneficiary may elect to have the present value of the guaranteed Annuity remaining as of the date the notice of death is received by First SAFECO, commuted at the assumed investment rate of 4%, and paid in a single payment.

     (c) Variable Joint and Survivor Life Annuity: Monthly payments are made to the Annuitant commencing on the Annuity Date. After the death of the Annuitant, payments will be continued to the Co-Annuitant for as long as he or she lives. The written request for this option must specify the percentage value of monthly payments to continue to the Co-Annuitant.

     (d) Systematic Payment Annuity: A specified number of whole or partial Accumulation Units are liquidated for payment to the Annuitant on a monthly, quarterly, or annual basis. The number to be liquidated during a given year shall be a sufficient number so as to be expected to deplete the Contract over the life expectancy of the Annuitant or the joint life expectancy of the Annuitant and Beneficiary, with at least 50% of the payments expected to be made during the Annuitant's life. This Option will remain in effect unless the Annuitant subsequently elects to receive payments under Section E8(a), (b), or (c), or elects to surrender the Contract after the eighth Contract Year.

E9 Automatic Option from the Separate Account: If, as of the Annuity Date, an Annuity Option has not been selected, First SAFECO will make payments under the Variable Life Annuity with 120 Monthly Payments option of Section E8(b).

E10 Annuity Unit: The value of an Annuity Unit was arbitrarily set at $10 when each Sub-Account was established. The value of the Annuity Unit for any subsequent Valuation Period is determined by multiplying the value of the Annuity Unit for the immediately preceding Valuation Period by the Net Investment Factor for the Valuation Period for which the value is being calculated (as described in Section D5), and dividing the result by the Assumed Investment Factor for such Valuation Period (as described in Section E11 ).

E11 Assumed Investment Factor: The Assumed Investment Factor for a one-day Valuation Period is 1.00010746. This factor neutralizes the assumed investment return of 4% in the Variable Annuity Purchase Rate Table in Section H2.

E12 Variable Annuity Payment Calculation: A Variable Annuity is an Annuity with payments which are not predetermined as to dollar amount. Payments will vary in accordance with the net investment results of the Separate Account. The dollar amount of the first monthly Variable Annuity payment under Section E8(a), E8(b), or E8(c) will be determined by applying the Contract Value (after deduction for premium taxes, if applicable), as of the 15th day of the preceding month, to the Variable Annuity Purchase Rate Table in Section H2. The number of Annuity Units to be credited to the Annuitant will be determined by dividing the first monthly payment by the Annuity Unit value calculated as of the 15th day of the preceding month. This number of Annuity Units remains fixed during the Annuity payment period. The dollar amount of each Variable Annuity payment after the first shall be determined by multiplying the number of Annuity Units credited to the Annuitant by the Annuity Unit value as of the 15th day of the preceding month.

E13 Mortality and Expense Risk Premium Guarantee: First SAFECO guarantees that the dollar amount of each Variable Annuity payment made after the first payment will not be affected by variations in mortality experience or expenses.

SECTION F: WITHDRAWALS AND TRANSFERS

F1 Minimum Withdrawal: The minimum Withdrawal is as shown on the Contract Data Page, or the Contract Value, if less. Except as otherwise provided in this Contract, the Owner may, at or prior to the Annuity Date, withdraw all or part of the Contract Value.

F2 Minimum Balance After Withdrawal: If any Withdrawal reduces the remaining balance in a Sub-Account to less than $500, the remaining balance will also be Withdrawn.

F3 Minimum Transfer: The minimum Transfer from a Sub-Account must be at least $500, except for Transfers pursuant to certain Programs. If the Sub-Account from which the Transfer is being made is less than $500 the entire Sub-Account will be transferred, including a Transfer pursuant to certain Programs.

     The minimum Transfer into a Sub-Account must be at least $50.

F4 Withdrawal of Accumulation Units: Upon a Withdrawal from a Sub-Account, the number of Accumulation Units remaining under this Contract will be reduced by the number of such units equal to the total of the Withdrawal, including applicable charges and taxes, including income taxes withheld, if applicable.

F5 Systematic Withdrawal: The Owner may elect periodic withdrawals to receive cash distributions from this Contract in a predetermined amount on a predetermined frequency. Payments under this election will be made directly to the Owner by First SAFECO, and will not be made more often than monthly.

     A specified number of whole or partial Accumulation Units are liquidated pro-rata from the Sub- Accounts for payment to the Owner monthly, quarterly, or annually. Enough units will be liquidated each year so as to expect to deplete the Contract over the life expectancy of the Owner or the joint life expectancy of the Annuitant and Beneficiary. The systematic withdrawals will remain in effect until the Annuity Date unless the Owner elects, prior to the Annuity Date, an Annuity Option under Section E8 and/or I5, or to surrender the Contract after the eighth Contract Year.

F6 Transfer of Accumulation Units: Upon a Transfer from a Sub-Account, the number of Accumulation Units remaining under that Sub-Account will be reduced by the number of such units equal to the total of the requested Transfer, including applicable charges, and taxes.

F7 Minimum Balance After Transfer: If any Transfer, including a Transfer pursuant to certain Programs, reduces the remaining balance in a Sub-Account to less than $500, the remaining balance will also be transferred.

F8   Deferral of Withdrawal Payment:

     (a) Except as provided in Section F9(b), payments by First SAFECO from the Contract will be made within seven days after receiving a Withdrawal request.

     (b) First SAFECO reserves the right to suspend or postpone payments for a Withdrawal or Transfer for any period when:

         (i) The New York Stock Exchange is closed (other than customary weekend and holiday closings);

         (ii) Trading on the New York Stock Exchange is restricted, as determined by the rules and regulations of the Securities and Exchange Commission;

         (iii) An emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets, as determined by the rules and regulations of the Securities and Exchange Commission; or

         (iv) During any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners.

F9 Investment Related Transfer Programs: Prior to the Annuity Date, First SAFECO offers several Investment Related Transfer Programs. First SAFECO retains the right to discontinue any Investment Related Transfer Program.

     Transfers under an Investment Related Transfer Program between and among Sub-Accounts and the Fixed Account are not counted as one of the twelve free transfers. However, if an Owner executes an unrelated voluntary transfer from the Sub-Account participating in a Program, other than the Sub-Account Rebalancing Program, the Program will be terminated for the remainder of the Contract Year. In addition, if a Program is terminated before six Program transfers have occurred, the Program transfers that have taken place are counted as part of the twelve free transfers. If the balance in a Sub-Account would be less than $500 as a result of a transfer pursuant to the Dollar Cost Averaging or Automatic Transfer Programs, then the entire balance in that Sub-Account will also be transferred.


     Dollar Cost Averaging Program: The Owner may elect a pre-established automatic monthly or quarterly transfer from any Sub-Account or the Fixed Account to any one or more of the Sub- Accounts or the Fixed Account, if the amount transferred will be at least $50. However, for the duration of this Program, transfers from the Fixed Account are limited to an amount calculated by First SAFECO at the time of initial transfer, not to exceed 1.33% per month or 4% per quarter. To qualify for this Program, it must continue for at least 6 months.

     Automatic Transfer Program: The Automatic Transfer Program is identical to the Dollar Cost Averaging Program except that the limits on transfers from the Fixed Account will be recalculated annually and will not exceed 1.5% per month or 4.5% per quarter. This Program will continue until the Owner requests discontinuance, the transfer amount falls below $50, or there are no funds left in the Sub-Account to Transfer.

     Appreciation or Interest Sweep Program: This Program is available after the total Contract Value exceeds $10,000; it applies only to transfers from the First SAFECO Resource Money Market Sub-Account or the Fixed Account. If the appreciation on the Money Market Sub-Account or the interest credited to the Fixed Account exceeds 10%, then appreciation or earnings equal to 10% will be transferred to the Sub-Account(s) specified by the Owner. Under this Program, however, amounts may not be transferred between the Fixed Account and the Money Market Sub-Account. This Program is not available in any Contract Year in which transfers or withdrawals have already been made from the Fixed Account.

     Sub-Account Rebalancing Program: This Program is available after the total Contract Value exceeds $10,000. If elected, First SAFECO will rebalance the Contract Value of each Sub-Account quarterly, semi-annually or annually in accordance with the Owner's Purchase Payment allocation percentages in effect when the Program starts. At any time, the Owner may elect in writing to change the allocation percentages. This Program may also be stopped at any time, but may not be restarted until the next Contract Year.

     The Dollar Cost Averaging, Automatic Transfer and the Appreciation or Interest Sweep Programs may not be combined with each other or any other Program. The Sub-Account Rebalancing Program may be combined with any one of the other Programs, but it is not available with respect to the Fixed Account.

SECTION G: CHARGES AND DEDUCTIONS

G1 Deduction for Annual Administration Maintenance Charge: There is no annual fee if the Contract Value is $50,000 or above. If the Contract Value is below $50,000, First SAFECO deducts the fee shown on the Contract Data Page for each Contract Year, or any portion thereof, for general administrative expenses. This fee is deducted on the last day of each Contract Year, and in the event of complete Withdrawal.

     The Sub-Account from which the Annual Administration Maintenance Charge is deducted is determined by the hierarchical order of the Sub-Accounts as shown on the Contract Data Page.

     Prior to the Annuity Date the fee for general administrative expenses is not guaranteed and may be changed for future years. However, the Annual Administration Maintenance Charge may never exceed $35 per Contract Year.

     If the Annual Administration Maintenance Charge is to be deducted from the Fixed Account, the Charge will be reduced if it is greater than the Fixed Account Allocations received for the current Contract Year and the excess of the charge over those Fixed Account Allocations reduces net interest to below three percent. The charge shall be limited to Fixed Account Allocations received during the current Contract Year plus the amount of interest credited in excess of three percent.

G2 Deduction for Asset Related Administration Charge: First SAFECO deducts an amount computed on a daily basis as compensation for administration of the Sub-Accounts. The Asset Related Administration Charge shall be a percentage of the average daily net asset value of the Separate Account on an annual basis, as shown on the Contract Data Page.

G3   Deduction for Contingent Deferred Sales Charge:

     (a) A Contingent Deferred Sales Charge will be assessed against any Withdrawal or Transfer, based upon the following schedule:

                Contract Year                     Charge
                     1                       8% of amount Withdrawn
                     2                       7% of amount Withdrawn
                     3                       6% of amount Withdrawn
                     4                       5% of amount Withdrawn
                     5                       4% of amount Withdrawn
                     6                       3% of amount Withdrawn
                     7                       2% of amount Withdrawn
                     8                       1% of amount Withdrawn
                  After 8                    0% of amount Withdrawn

         Total Contingent Deferred Sales Charges will not exceed 8.5% of the Purchase Payments made under this Contract.

     (b) A Contingent Deferred Sales Charge will not be deducted:

         (i) On Transfers between Sub-Accounts;

         (ii) On Transfers from a Sub-Account to the Fixed Account;

         (iii) On Transfers from the Fixed Account under Section I11;

         (iv) On Withdrawals made under an Annuity Option;

         (v) On Systematic Withdrawals over the life expectancy of the Owner or the joint life expectancy of the Owner and Beneficiary;

         (vi) On Withdrawals made pursuant to the death of the Owner;

         (vii) On Withdrawals for payment of the Annual Administration Maintenance Charge; or

         (viii) On the sum of Withdrawals taken in any Contract Year which does not exceed 10% of the Contract Value. The determination of whether more than 10% of the Contract Value has been Withdrawn is made at the time of Withdrawal. If more than one Withdrawal is made in a Contract Year, the previous Withdrawals in the Contract Year are added to the current Contract Value to determine whether more than 10% of the Contract Value has been withdrawn in a Contract Year.

G4 Deduction for Withdrawal Charge: The first Withdrawal each Contract Year will have no Withdrawal Charge assessed. All further Withdrawals each Contract Year will be subject to a Withdrawal Charge as shown on the Contract Data Page, which will be deducted from the amount being Withdrawn. Annuity Options and Systematic Withdrawal will have no Withdrawal Charge assessed.

G5 Deduction for Transfer Charge: First SAFECO reserves the right to assess a Transfer Charge for each Transfer in excess of twelve Transfers per calendar year, as shown on the Contract Data Page. Transfers pursuant to any Program offered by First SAFECO may or may not be subject to the Transfer Charge, subject to First SAFECO's administrative procedures under the Programs.

G6 Deduction for Mortality and Expense Risk Premium: First SAFECO deducts an amount computed on a daily basis as compensation for assuming the mortality and expense risk. The Mortality and Expense Risk Premium shall be a percentage of the average daily net asset value of the Separate Account on an annual basis, as shown on the Contract Data Page.

G7 Taxes: Any premium taxes or other taxes levied by any governmental entity which First SAFECO, in its sole discretion, determines have resulted from the establishment or maintenance of this Contract or any portion of this Contract, the receipt by First SAFECO of Purchase Payments, or the commencement of Annuity payments, will be deducted from the Contract. The Sub-Account from which the taxes are deducted is determined by the hierarchical order of the Sub-Accounts as shown on the Contract Data Page.

SECTION H: ANNUITY PURCHASE RATE TABLE

H1 Mortality Tables Used: The rates in the Variable Annuity Purchase Rate Table are based upon the 1983a Mortality Table Projected 20 Years with Projection Scale G, separate male and female tables. An age setback of one year will be used if the Annuity payment begins in the year 2000-2009, two years if the Annuity payment begins in the year 2010-2019, and an additional one-year setback for each additional ten years. The effective interest rate assumed in the Variable Annuity Purchase Rate Table is 4%.

H2   Variable Annuity Purchase Rate Table:

                                 TABLE A - MALE

           CONSIDERATION REQUIRED TO PURCHASE $1 OF MONTHLY ANNUITY*

                                                         QUALIFIED JOINT AND
                                      LIFE ANNUITY        SURVIVOR ANNUITY.
                        STRAIGHT         WITH             SURVIVOR ANNUITANT
         AGE OF          LIFE           10 YEARS           IS OF SAME AGE.
         ANNUITANT     ANNUITY          CERTAIN          100%             50%
         ---------     -------          -------          ----             ---
         55         $   199.57      $   201.96      $   232.98      $   216.28
         56             196.14          198.72          230.18          213.16
         57             192.62          195.42          227.28          209.95
         58             189.05          192.07          224.29          206.67
         59             185.38          188.65          221.19          203.29
         60             181.61          185.17          217.99          199.80
         61             177.74          181.63          214.69          196.21
         62             173.78          178.05          211.27          192.53
         63             169.74          174.42          207.75          188.74
         64             165.61          170.78          204.12          184.86
         65             161.41          167.13          200.38          180.90
         66             157.15          163.48          196.54          176.85
         67             152.84          159.85          192.59          172.71
         68             148.49          156.24          188.53          168.51
         69             144.09          152.66          184.36          164.23
         70             139.66          149.14          180.09          159.88
         71             135.21          145.67          175.71          155.46
         72             130.74          142.28          171.24          150.99
         73             126.39          139.01          166.70          146.54
         74             122.05          135.83          162.07          142.06
         75             117.72          132.75          157.36          137.54

     Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation.

     Consideration for ages or combination of lives not shown will be furnished by First SAFECO upon request.

     * NOTE: The Consideration shown refers to the net value used to purchase an annuity, after premium taxes or other applicable charges are deducted.

                                TABLE B - FEMALE

           CONSIDERATION REQUIRED TO PURCHASE $1 OF MONTHLY ANNUITY*

                                                         QUALIFIED JOINT AND
                                      LIFE ANNUITY        SURVIVOR ANNUITY.
                        STRAIGHT         WITH             SURVIVOR ANNUITANT
         AGE OF          LIFE           10 YEARS           IS OF SAME AGE.
         ANNUITANT     ANNUITY          CERTAIN          100%             50%
         ---------     -------          -------          ----             ---
         55         $   216.52      $   217.89      $   232.98      $   224.75
         56             213.34          214.64          230.18          221.76
         57             210.07          211.50          227.28          218.68
         58             206.72          208.29          224.29          215.51
         59             203.28          205.01          221.19          212.24
         60             199.74          201.64          217.99          208.87
         61             196.10          198.20          214.69          205.39
         62             192.37          194.68          211.27          201.82
         63             188.54          191.08          207.75          198.15
         64             184.62          187.42          204.12          194.37
         65             180.62          183.69          200.38          190.50
         66             176.52          179.90          196.54          186.53
         67             172.33          176.05          192.59          182.46
         68             168.05          172.16          188.53          178.29
         69             163.67          168.23          184.36          174.01
         70             159.19          164.27          180.09          169.64
         71             154.61          160.29          175.71          165.16
         72             149.94          156.32          171.24          160.59
         73             145.20          152.36          166.70          155.95
         74             140.38          148.44          162.07          151.22
         75             135.51          144.58          157.36          146.48

     Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation.

     Consideration for ages or combination of lives not shown will be furnished by First SAFECO upon request.

     * NOTE: The Consideration shown refers to the net value used to purchase an annuity, after premium taxes or other applicable charges are deducted.

SECTION I: FIXED ACCOUNT PROVISIONS

I1 Fixed Account Allocations: The Owner may make payments into the Fixed Account, subject to acceptance and approval by First SAFECO. The Fixed Account consists of the total Fixed Account Allocations received by First SAFECO and not previously withdrawn, plus interest on each such Fixed Account Allocation, less any applicable charges and deductions. Fixed Account Allocations will become part of the general account of First SAFECO to be so used and invested and will not be segregated from First SAFECO's other assets.

I2   Interest Crediting:

     (a) After receipt of each Fixed Account Allocation, and in accordance with paragraph (b) below, First SAFECO will credit interest to the Fixed Account Allocation at a rate determined according to First SAFECO's investment year method of assigning interest credits. Under this method the interest credits will be based on the original period of receipt of such funds.

     (b) Each Fixed Account Allocation will be credited with the Guaranteed Interest Rate determined for such Fixed Account Allocation commencing on the date the Fixed Account Allocation is received by First SAFECO.

     (c) For purposes of crediting interest, the last-in, first-out accounting method will apply to Withdrawals.

I3 Establishment of Interest Rates: Guaranteed Interest Rates for each Fixed Account Allocation will be determined by First SAFECO as soon as practicable prior to each Initial or Subsequent Interest Guarantee Period.

I4   Guaranteed Interest Rate:

     (a) First SAFECO's Guaranteed Interest Rate on any Fixed Account Allocation will be effective for the Initial Interest Guarantee Period applicable to such Fixed Account Allocation. The Initial Interest Guarantee Period shall be no less than the twelve (12) month period commencing on the date a Fixed Account Allocation is received by First SAFECO.

     (b) Upon the expiration of the Initial Interest Guarantee Period applicable to any Fixed Account Allocation, the Guaranteed Interest Rate applicable to such a Fixed Account Allocation plus credited interest will be that rate determined by First SAFECO to be effective for each successive Subsequent Interest Guarantee Period and may or may not be the same as any interest rate applicable to new Fixed Account Allocations. The Subsequent Interest Guarantee Period shall be the period commencing on the expiration of the Initial Guarantee Period and shall be no less than twelve (12) months. Each successive Subsequent Interest Guarantee Period shall be the period commencing on the expiration of the prior Subsequent Interest Guarantee Period and shall be no less than twelve (12) months.

     (c) First SAFECO's Guaranteed Interest Rate on any subsequent Fixed Account Allocation will be that rate in effect at the time of such Fixed Account Allocation, and may or may not be the same as any interest rate previously applicable to Fixed Account Allocations or any interest rate for Subsequent Interest Rate Guarantee Periods.

     (d) First SAFECO's Guaranteed Interest Rate on any subsequent Fixed Account Allocations will be that rate in effect at the time of such Fixed Account Allocations, and may or may not be the same as any interest rate previously advertised.

     (e) The Guaranteed Interest Rate credited to monies allocated to the Fixed Account will never be less than an annual effective interest rate of 3% for any Contract Year.

I5 Annuity Options: On the date upon which First SAFECO is to issue an Annuity, First SAFECO shall charge the premium for such Annuity against the Fixed Account. The entire present value of the Fixed Account is available to pay the Annuity and any premium taxes that may be required by state law; the Annuity premium is calculated in accordance with the Fixed Annuity Purchase Rate Table in Section I8, or current annuity rates if more favorable. An Annuity may be issued only in one of the forms described below, or such other forms which First SAFECO agrees to issue.

     (a) Fixed Life Annuity: Monthly payments are made to the Annuitant commencing on the Annuity Date, if he or she is then living, and the last payment is that payment due immediately on or before his or her death. No death benefit is payable under this option.

     (b) Fixed Life Annuity with Guaranteed Period: Monthly payments are made to the Annuitant commencing on the Annuity Date, if he or she is then living. If at the death of the Annuitant the guaranteed number of payments has not been received by the Annuitant, then payments will be made to the Beneficiary for the remainder of the guaranteed period.

     (c) Fixed Joint and Survivor Life Annuity: Monthly payments are made to the Annuitant commencing on the Annuity Date. After the death of the Annuitant, payments will be continued to the Co-Annuitant for as long as he or she lives. The written request for this option must specify the percentage value of monthly payments to continue to the Co-Annuitant.

     (d) Systematic Payment Annuity: A specified amount is Withdrawn for payment to the Annuitant on a monthly, quarterly, or annual basis. The amount Withdrawn shall be the amount calculated to deplete the Fixed Account over the life expectancy of the Annuitant or the joint life expectancy of the Annuitant and Beneficiary, with at least 50% of the payments expected to be made during the Annuitant's life. The balance remaining in the Fixed Account after any such payment will continue to earn interest in the same manner as prior to the Withdrawal. This Option will remain in effect unless the Annuitant subsequently elects to receive payments under Section I5(a), (b), and (c) or surrender the Contract after the eighth Contract Year.

I6 Automatic Option: If, as of the Annuity Date, an Annuity Option has not been selected, First SAFECO will make payments under the Fixed Life Annuity with Guaranteed Period option of Section I5(b) with 120 monthly payments guaranteed.

I7 Commencement of Annuity Payments: Subject to the limitations of Sections A4, E8, and I5, an Owner may elect:

     (a) to have variable Annuity payments commence on the Annuity Date, pursuant to one of the Settlement Options described in Section E8, and:

         (i) continue to have Net Purchase Payments credited to the Fixed Account; and

         (ii) choose a "second Annuity Date" for the commencement of fixed Annuity payments; or

     (b) to have fixed Annuity payments commence on the Annuity Date, pursuant to one of the Annuity Options described in Section I5, and:

         (i) continue to have Net Purchase Payments credited to a Sub-Account(s); and

         (ii) choose a "second Annuity Date" for the commencement of variable Annuity payments.

     First SAFECO must receive any such election and the selected "second Annuity Date" prior to any Annuity Date. If no such election is made, First SAFECO will commence both variable and fixed Annuity payments on the Annuity Date pursuant to the applicable Annuity Options. Any Annuity Date selected, including the "second Annuity Date," cannot be later than the date the Annuitant attains age 85.

I8 Mortality Tables Used: The rates in the Fixed Annuity Purchase Rate Table are based upon the 1983a Mortality Table Projected 20 Years with Projection Scale G, separate male and female tables. The effective interest rate assumed in the Fixed Annuity Purchase Rate Table is 3%.

                       Fixed Annuity Purchase Rate Table

                                 TABLE A - MALE

           CONSIDERATION REQUIRED TO PURCHASE $1 OF MONTHLY ANNUITY*

                                                         QUALIFIED JOINT AND
                                      LIFE ANNUITY        SURVIVOR ANNUITY.
                        STRAIGHT         WITH             SURVIVOR ANNUITANT
         AGE OF          LIFE           10 YEARS           IS OF SAME AGE.
         ANNUITANT     ANNUITY          CERTAIN          100%             50%
         ---------     -------          -------          ----             ---
           55         $   226.04      $   228.59      $   259.78      $   242.91
           56             221.58          224.34          255.67          238.63
           57             217.03          220.02          251.46          234.25
           58             212.45          215.68          247.17          229.81
           59             207.78          211.27          242.77          225.27
           60             203.02          206.82          238.27          220.64
           61             198.17          202.32          233.67          215.92
           62             193.24          197.79          228.96          211.10
           63             188.23          193.24          224.16          206.20
           64             183.17          188.70          219.27          201.22
           65             178.05          184.16          214.29          196.17
           66             172.89          179.65          209.22          191.06
           67             167.70          175.19          204.08          185.89
           68             162.49          170.77          198.87          180.68
           69             157.26          166.42          193.60          175.43
           70             152.03          162.15          188.27          170.15
           71             146.80          157.97          182.90          164.85
           72             141.58          153.89          177.48          159.53
           73             136.52          149.98          172.10          154.31
           74             131.49          146.20          166.69          149.09
           75             126.51          142.55          161.28          143.89
           76             121.57          139.05          155.86          138.71
           77             116.69          135.71          150.45          133.57
           78             111.89          132.53          145.05          128.47
           79             107.16          129.53          139.69          123.43
           80             102.53          126.70          134.37          118.45
           81              98.00          124.05          129.11          113.56
           82              93.58          121.57          123.92          108.75
           83              89.28          119.26          118.80          104.04
           84              85.12          117.14          113.77           99.44

     Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation.

     Consideration for ages or combination of lives not shown will be furnished by First SAFECO upon request.

     * NOTE: The Consideration shown refers to the net value used to purchase an Annuity, after premium taxes or other applicable charges are deducted. By way of example, it would cost $178,050 for a male Annuitant age 65 to receive a Fixed Life Annuity which provides a monthly income of $1,000.

                                TABLE B - FEMALE

           CONSIDERATION REQUIRED TO PURCHASE $1 OF MONTHLY ANNUITY*

                                                        QUALIFIED JOINT AND
                                     LIFE ANNUITY        SURVIVOR ANNUITY.
                       STRAIGHT         WITH             SURVIVOR ANNUITANT
         AGE OF        LIFE           10 YEARS           IS OF SAME AGE.
        ANNUITANT     ANNUITY          CERTAIN          100%             50%
        ---------     -------          -------          ----             ---
         55         $   247.90      $   249.16      $   275.98      $   261.94
         56             243.63          245.01          272.17          257.90
         57             239.26          240.79          268.26          253.76
         58             234.82          236.50          264.26          249.54
         59             230.29          232.13          260.15          245.22
         60             225.66          227.70          255.94          240.80
         61             220.95          223.19          251.61          236.28
         62             216.15          218.61          247.18          231.67
         63             211.26          213.97          242.65          226.95
         64             206.29          209.28          238.00          222.15
         65             201.25          204.54          233.25          217.25
         66             196.13          199.75          228.39          212.26
         67             190.94          194.92          223.42          207.18
         68             185.67          190.06          218.34          202.00
         69             180.31          185.18          213.15          196.73
         70             174.87          180.31          207.85          191.36
         71             169.36          175.44          202.45          185.90
         72             163.78          170.60          196.94          180.36
         73             158.15          165.81          191.33          174.74
         74             152.47          161.08          185.64          169.05
         75             146.77          156.45          179.86          163.31
         76             141.05          151.93          174.02          157.53
         77             135.32          147.55          168.11          151.72
         78             129.74          143.35          162.22          145.98
         79             124.19          139.32          156.30          140.25
         80             118.69          135.48          150.36          134.52
         81             113.25          131.85          144.42          128.83
         82             107.88          128.42          138.49          123.18
         83             102.61          125.23          132.58          117.59
         84              97.44          122.29          126.72          112.08

     Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation.

     Consideration for ages or combination of lives not shown will be furnished by First SAFECO upon request.

     * NOTE: The Consideration shown refers to the net value used to purchase an annuity, after premium taxes or other applicable charges are deducted. By way of example, it would cost $201,250 for a female Annuitant age 65 to receive a Straight Life Annuity which provides a monthly income of $1,000.

I9 Minimum Balance After Withdrawal: If any Withdrawal reduces the remaining balance in the Fixed Account to less than $500, the remaining balance will also be Withdrawn.

I10 Minimum Transfer: All Transfers from the Fixed Account, other than pursuant to a Program, are subject to a $500 minimum. The minimum Transfer into the Fixed Account must be at least $50.

I11 Transfers: The Owner may elect to participate in only one of the Programs relating to transfers from the Fixed Account in any Contract Year or elect to transfer up to a total of 10% of the value of the Fixed Account Contract Value at the time of the Transfer, in a Contract Year. First SAFECO may waive this limitation upon written notice to the Owner.

I12 Deferral of Withdrawal Payment: First SAFECO retains the right to defer the payment of Withdrawals from the Fixed Account for a period of six months after receiving a Withdrawal request. If First SAFECO defers payment of Withdrawals under this Section, First SAFECO will pay interest on the deferred payments at the rate specified by state law at the time of the Withdrawal request.

                               CONTRACT DATA PAGE

PRODUCT:                      SPINNAKER (QUALIFIED)

OWNER:                               JOHN DOE
                                     321 CAPITOL BLVD
                                     NEW YORK, NY 10013


ANNUITANT:                           JOHN DOE

CONTRACT NUMBER:                     LP12345678

CONTRACT DATE:                       01/01/1996

ANNUITANT'S AGE ON CONTRACT DATE:    35

ANNUITY DATE:                        01/01/2031

DELIVERED IN THE STATE OF NEW YORK AND GOVERNED BY ITS LAWS.


MINIMUM INITIAL PURCHASE PAYMENT OR ANNUITY PREMIUM:   $30.00

MINIMUM SUBSEQUENT PURCHASE PAYMENT OR ANNUITY PREMIUM:   $30.00

ANNUAL ADMINISTRATION MAINTENANCE CHARGE: $30 each Contract Year, waived if Contract Value is $50,000 or more

ASSET RELATED ADMINISTRATION CHARGE: Equal on an annual basis to 0.15% of the average daily net asset value of the Separate Account

MORTALITY AND EXPENSE RISK CHARGE: Equal on an annual basis to 1.25% of the average daily net asset value of the Separate Account

TRANSFER CHARGE: The lesser of $10 or 2% of amount transferred, for each Transfer in excess of twelve per calendar year

MINIMUM WITHDRAWAL:   The lesser of $250 or the Contract Value

CONTINGENT DEFERRED SALES CHARGE:
           CONTRACT YEAR                              CHARGE
                 1                             8% of amount withdrawn
                 2                             7% of amount withdrawn
                 3                             6% of amount withdrawn
                 4                             5% of amount withdrawn
                 5                             4% of amount withdrawn
                 6                             3% of amount withdrawn
                 7                             2% of amount withdrawn
                 8                             1% of amount withdrawn
             After 8                           0% of amount withdrawn
Total Contingent Deferred Sales Charges will not exceed 8.5% of the Purchase Payments and Annuity Premium payments made under this Contract

WITHDRAWAL CHARGE: The lesser of $25 or 2% of the amount withdrawn, for each Withdrawal in excess of one per Contract Year

ELIGIBLE INVESTMENTS:
 1.  SAFECO Resource Money Market Sub-Account
 2.  SAFECO Resource Bond Sub-Account
 3.  Federated Utility II Sub-Account
 4.  Federated High Income Bond II Sub-Account
 5.  Federated International Equity II Sub-Account
 6.  Lexington Natural Resources Sub-Account
 7.  Lexington Emerging Markets Sub-Account
 8.  SAFECO Resource Equity Sub-Account
 9.  SAFECO Resource Northwest Sub-Account
10.  SAFECO Resource Growth Sub-Account
11.  SAFECO Fixed Account

SEPARATE ACCOUNT:   First SAFECO Separate Account S

ANNUITY SERVICE OFFICE:

HOME OFFICE:       First SAFECO National Life
                   Insurance Company of New York
                   6700 Old Collamer Road
                   East Syracuse, New York 13057
                   Telephone:  1-800-878-2041
                   Fax:  315-463-2128


LPC - 656/NY  11/95

                               CONTRACT DATA PAGE

PRODUCT:                    SPINNAKER (NONQUALIFIED)

OWNER:                                  JOHN DOE
                                        321 CAPITOL BLVD
                                        NEW YORK, NY 10013

ANNUITANT:                              JOHN DOE

CONTRACT NUMBER:                        LP12345678

CONTRACT DATE:                          01/01/1996

ANNUITANT'S AGE ON CONTRACT DATE:       35

ANNUITY DATE:                           01/01/2031

DELIVERED IN THE STATE OF NEW YORK AND GOVERNED BY ITS LAWS.

MINIMUM INITIAL PURCHASE PAYMENT OR ANNUITY PREMIUM:   $2,000.00

MINIMUM SUBSEQUENT PURCHASE PAYMENT OR ANNUITY PREMIUM:   $250.00

ANNUAL ADMINISTRATION MAINTENANCE CHARGE: $30 each Contract Year, waived if Contract Value is $50,000 or more

ASSET RELATED ADMINISTRATION CHARGE: Equal on an annual basis to 0.15% of the average daily net asset value of the Separate Account

MORTALITY AND EXPENSE RISK CHARGE: Equal on an annual basis to 1.25% of the average daily net asset value of the Separate Account

TRANSFER CHARGE: The lesser of $10 or 2% of amount transferred, for each Transfer in excess of twelve per calendar year

MINIMUM WITHDRAWAL:   The lesser of $250 or the Contract Value

CONTINGENT DEFERRED SALES CHARGE:
          CONTRACT YEAR                        CHARGE
                1                      8% of amount withdrawn
                2                      7% of amount withdrawn
                3                      6% of amount withdrawn
                4                      5% of amount withdrawn
                5                      4% of amount withdrawn
                6                      3% of amount withdrawn
                7                      2% of amount withdrawn
                8                      1% of amount withdrawn
             After 8                   0% of amount withdrawn
Total Contingent Deferred Sales Charges will not exceed 8.5% of the Purchase Payments and Annuity Premium payments made under this Contract

WITHDRAWAL CHARGE: The lesser of $25 or 2% of the amount withdrawn, for each Withdrawal in excess of one per Contract Year

ELIGIBLE INVESTMENTS:
 1. SAFECO Resource Money Market Sub-Account
 2. SAFECO Resource Bond Sub-Account
 3. Federated Utility II Sub-Account
 4. Federated High Income Bond II Sub-Account
 5. Federated International Equity II Sub-Account
 6. Lexington Natural Resources Sub-Account
 7. Lexington Emerging Markets Sub-Account
 8. SAFECO Resource Equity Sub-Account
 9. SAFECO Resource Northwest Sub-Account
10. SAFECO Resource Growth Sub-Account
11. SAFECO Fixed Account

SEPARATE ACCOUNT:   First SAFECO Separate Account S

ANNUITY SERVICE OFFICE:

HOME OFFICE:       First SAFECO National Life
                   Insurance Company of New York
                   6700 Old Collamer Road
                   East Syracuse, New York 13057
                   Telephone:  1-800-878-2041
                   Fax:  315-463-2128


LPC - 657/NY  11/95